Exhibit 3.4
DELPHI CORPORATION
CERTIFICATE OF DESIGNATIONS OF
7.5% SERIES A-1 SENIOR CONVERTIBLE PREFERRED STOCK,
7.5% SERIES A-2 SENIOR CONVERTIBLE PREFERRED STOCK AND
3.25% SERIES B SENIOR CONVERTIBLE PREFERRED STOCK
     The terms of the authorized 7.5% Series A-1 Senior Convertible Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred Stock”), 7.5% Series A-2 Senior Convertible Preferred Stock, par value $0.01 per share (the “Series A-2 Preferred Stock” and, together with the Series A-1 Preferred Stock, the “Series A Preferred Stock”) and 3.25% Series B Senior Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), of Delphi Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), are as set forth below. Capitalized terms used herein, unless otherwise defined, shall have the meanings ascribed thereto in Section 14.
     1. Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation three (3) new series of Preferred Stock, designated as the Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the Series B Preferred Stock. The number of authorized shares constituting the Series A-1 Preferred Stock will be 9,478,887, the number of authorized shares constituting the Series A-2 Preferred Stock will be 9,478,887 and the number of authorized shares constituting the Series B Preferred Stock will be 9,394,092.
     2. Ranking. (a) The Series A Preferred Stock and Series B Preferred Stock will, with respect to payment of dividends and to distributions in the event of the Corporation’s voluntary or involuntary liquidation, winding up or dissolution (a “Liquidation”), rank senior to all classes of Capital Stock of the Corporation whether presently existing or established hereafter (collectively referred to as the “Junior Stock”). For the avoidance of doubt, the Series A Preferred Stock and Series B Preferred Stock will rank on a parity with each other as to dividend rights, rights on a Liquidation and, except as specifically set forth herein, all other rights.
          (b) While any Bankruptcy Event is pending: (i) there shall be no dividends or other distributions on shares of Junior Stock or any purchase, redemption, retirement or other acquisition for value or other payment in respect of Junior Stock unless the then-effective Liquidation Preference for each share of then-outstanding Series A Preferred Stock and Series B Preferred Stock has been paid in full, (ii) there shall be no such dividends, distributions, purchases, redemptions, retirement, acquisitions or payments on Junior Stock, in each case in cash, unless the then-effective Liquidation Preference for each share of then-outstanding Series A Preferred Stock and Series B Preferred Stock has been paid in full in cash and (iii) there shall be no dividends or other distributions on any share of Series A Preferred Stock or Series B Preferred Stock or any purchase, redemption, retirement or other acquisition for value or other payment in respect of any share of Series A Preferred Stock or Series B Preferred Stock unless each holder of the Series A Preferred Stock and Series B Preferred Stock shall receive for each share of such holder’s Series A Preferred Stock and Series B Preferred Stock, as applicable, the same securities and the same percentage mix of consideration in respect of any such payment, dividend or distribution.

     3. Dividends. (a) So long as any share of Series A Preferred Stock is outstanding, the holder of such share will be entitled to receive out of the Corporation’s assets legally available therefor, when, as and if declared by the Board, preferential dividends at a rate per annum equal to 7.5% on the then-effective Liquidation Preference per share for such share hereunder, payable in cash. So long as any share of Series B Preferred Stock is outstanding, the holder of such share will be entitled to receive out of the Corporation’s assets legally available therefor, when, as and if declared by the Board, preferential dividends at a rate per annum equal to 3.25% on the then-effective Liquidation Preference per share for such share hereunder, payable in cash. Subject to Section 5(f), such dividends with respect to each share of Series A Preferred Stock and Series B Preferred Stock, as applicable, will be fully cumulative and will begin to accrue from the Original Issue Date, whether or not such dividends are authorized or declared by the Board and whether or not in any Dividend Period or Dividend Periods there are assets of the Corporation legally available for the payment of such dividends.
     (b) Dividends on the shares of Series A Preferred Stock and Series B Preferred Stock will be payable quarterly in equal amounts based on the then-effective Liquidation Preferences (subject to Section 3(d) hereunder with respect to shorter periods, including, but not limited to, the first such period with respect to newly issued shares of Series A Preferred Stock or Series B Preferred Stock) in arrears on each Dividend Payment Date, in preference to and in priority over dividends on any Junior Stock, commencing on the first Dividend Payment Date after the Original Issue Date. Such dividends will be paid to the holders of record of the shares of Series A Preferred Stock and Series B Preferred Stock, as applicable, as they appear at the close of business on the applicable Dividend Record Date. The amount payable as dividends on such Dividend Payment Date will be payable in cash. So long as any shares of Series A Preferred Stock or Series B Preferred Stock are outstanding, neither the Corporation nor any of its Subsidiaries may, directly or indirectly (and whether in cash, property or in obligations of the Corporation or any Subsidiary of the Corporation), declare or pay or set aside for payment any dividends on, or other distributions in respect of, or otherwise acquire or purchase, redeem or otherwise acquire any shares of, any Junior Stock unless all dividends or other distributions accrued and unpaid with respect to any such outstanding Series A Preferred Stock and Series B Preferred Stock have been authorized, declared and paid in full or set aside for payment in full; provided, that nothing contained herein shall restrict the Corporation or any Subsidiary of the Corporation from making payments to the Corporation or a Subsidiary of the Corporation all of whose Capital Stock is owned by the Corporation.
     (c) All dividends paid with respect to shares of Series A Preferred Stock and Series B Preferred Stock pursuant to Section 3(a) will be paid pro rata to the holders thereof and will first be credited toward the dividends accrued with respect to the earliest Dividend Period for which dividends have not been paid. Dividend payments will be aggregated per holder and will be made to the nearest cent (with $0.005 being rounded upward).
     (d) The amount of dividends payable per share of Series A Preferred Stock and Series B Preferred Stock for each full Dividend Period will be computed by dividing the annual dividend amount for such share by four. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on a share of Series A Preferred Stock or Series B Preferred Stock, as applicable, will be computed on the basis of twelve (12) thirty (30)-day months and a 360-day year.

     (e) Notwithstanding any other provision hereof, if any dividends or distributions are declared and paid on any Common Stock, the Series A Preferred Stock shall be entitled to receive, in addition to the dividends on the Series A Preferred Stock set forth in this Section 3, the dividends or distributions that would have been payable on the number of shares of Common Stock that would have been issued on the Series A Preferred Stock had it been converted into Common Stock immediately prior to the applicable record date for such dividend or distribution and such additional dividends shall be in the same form as those payable on the Common Stock.
     4. Liquidation Rights. (a) In the event of any Liquidation, the holders of shares of Series A Preferred Stock and Series B Preferred Stock then outstanding will be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus, earnings or otherwise, before any payment or declaration and setting apart for payment of any amount will be made in respect of any shares of Junior Stock, an amount in cash with respect to each share of Series A Preferred Stock and Series B Preferred Stock outstanding equal to the greater of (i) the then-effective Liquidation Preference per share for such shares and (ii) the amount that such holder would have received pursuant to the Liquidation if it had converted its Series A Preferred Stock or Series B Preferred Stock, as the case may be, into Common Stock immediately prior to the Liquidation. If upon any Liquidation, the assets to be distributed among the holders of Series A Preferred Stock and Series B Preferred Stock are insufficient to permit the payment to such stockholders of the full preferential amounts thereof, then the entire assets of the Corporation to be distributed will be distributed ratably among the holders of Series A Preferred Stock and the Series B Preferred Stock, based on the full preferential amounts for the number of shares of Series A Preferred Stock and Series B Preferred Stock held by each holder.
     (b) For purposes of this Section 4, neither a merger, consolidation, business combination, reorganization or recapitalization of the Corporation with or into any corporation, nor a sale, lease or other disposition of all or substantially all of the assets of the Corporation and its Subsidiaries (on a consolidated basis), including any Company Sale, will be deemed a Liquidation.
     5. Conversion. The Series A Preferred Stock and Series B Preferred Stock are convertible into shares of Common Stock as follows:
     (a) Conversion Price. The initial conversion price (each, a “Conversion Price”) of each share of (i) Series A Preferred Stock will be $42.20 and (ii) and Series B Preferred Stock will be $42.58. The Conversion Price will be subject to adjustment as provided in Section 5(h).
     (b) Optional Conversion Right. At any time after the Original Issue Date, at the option of the holder thereof and without any payment by such holder, any share of Series A Preferred Stock or Series B Preferred Stock may be converted into such number of fully paid and non-assessable shares of Common Stock that is obtained by dividing (i) the then-effective Liquidation Preference for such share by (ii) the Conversion Price (as in effect on the Conversion Date (as defined below)).
     (c) Mandatory Conversion. (i) If (A) the Closing Sale Price of the Common Stock equals or exceeds $81.61 per share (such amount subject to equitable adjustment in the event of any stock dividends, splits, reverse splits, combinations, reclassifications and similar actions, the “Mandatory Conversion Trigger Price”), for at least thirty-five (35) Trading Days in any period of forty-five (45) consecutive Trading Days immediately preceding the date of the Mandatory Conversion Notice (as defined below), (B) the Corporation has a “shelf” registration statement covering resales of the shares of the Common Stock to be received pursuant to this Section 5(c) that has been declared effective by the Securities and Exchange Commission, which effectiveness has not been suspended or subject to any stop order at any time through and including the Conversion Date and (C) the Common Stock is then trading on the New York Stock Exchange or any other U.S. national securities exchange (such requirements in clauses (A), (B) and (C) hereof, the “Mandatory Conversion Requirements”), then the Corporation shall cause all, but not less than all of the outstanding shares of (1) Series A Preferred Stock to convert into such number of fully paid and non-assessable shares of Common Stock that is obtained by dividing the then-effective Liquidation Preference of such shares by the Conversion Price (as in effect on the Conversion Date) for such Series A Preferred Stock; provided, that the Corporation shall deliver a Mandatory Conversion Notice for a conversion set forth in this Section 5(c)(i)(1) on the first date that the Mandatory Conversion Requirements are satisfied; provided, however, that the Corporation shall not deliver a Mandatory Conversion Notice for a conversion set forth in this Section 5(c)(i)(1) prior to [August 31, 2012]1, nor shall there be such a conversion, and (2) Series B Preferred Stock to convert into such number of fully paid and non-assessable shares of Common Stock that is obtained by dividing the then-effective Liquidation Preference of such shares by the Conversion Price (as in effect on the Conversion Date) for such Series B Preferred Stock; provided, that the Corporation shall deliver a Mandatory Conversion Notice for a conversion set forth in this Section 5(c)(i)(2) on the first date that the Mandatory Conversion Requirements are satisfied; provided, however, that the Corporation shall not deliver a Mandatory Conversion Notice for conversion set forth in this Section 5(c)(i)(2), nor shall there be such a Mandatory Conversion, prior to the third anniversary of the Effective Date. Each holder of a share of Series A Preferred Stock agrees not to take any action to delay or prevent the registration statement contemplated by Section 5(c)(i)(B) from becoming effective.
          (ii) If either (A) subject to Section 8, Appaloosa or any Affiliate of Appaloosa (such Affiliate being a “Permitted Holder”) directly or indirectly sells, transfers, assigns, pledges, donates or otherwise encumbers or disposes of (each, a “Transfer”) to any Person other than a Permitted Holder, or converts into Common Stock, shares of Series A-1 Preferred Stock with an aggregate Liquidation Preference in excess of $100,000,000 at the time of such Transfer or conversion (for purposes of this Section 5(c)(ii), aggregating together the Liquidation Preference of all prior Transfers or conversions, as the case may be), or (B) both (1) David Tepper no longer controls (as such term is contemplated by the definition of “Affiliate”) Appaloosa and (2) James Bolin is no longer an executive officer of Appaloosa, then each outstanding share of Series A-1 Preferred Stock shall automatically convert into one (1) share of Series A-2 Preferred Stock without any action on the part of the holder thereof; provided, that with respect to clause (A) hereof, no such conversion shall be effective until such time as the Corporation has a “shelf” registration statement covering resales of the shares of the Common Stock issuable upon conversion of the Preferred Stock that has been declared effective by the Securities and Exchange Commission, which effectiveness has not been suspended or subject to any stop order.

[1]	Assumes emergence by February 29, 2008. Conversion date to be adjusted day-by-day to reflect any later date.

Each holder of a share of Series A Preferred Stock agrees not to take any action to delay or prevent the registration statement contemplated by this Section 5(c)(ii) from becoming effective.
          (iii) Subject to Section 8, if Appaloosa Transfers any shares of Series A-1 Preferred Stock to any Person other than a Permitted Holder, then each share of Series A-1 Preferred Stock so Transferred shall automatically convert into one (1) share of Series A-2 Preferred Stock without any action on the part of any holder thereof. The direct or indirect Transfer of ownership interests in any Permitted Holder that owns shares of Series A-1 Preferred Stock such that such Permitted Holder ceases to be an Affiliate of Appaloosa shall constitute a Transfer of such Series A-1 Preferred Stock to a Person other than a Permitted Holder for the purpose of this Section 5(c).
     (d) Mechanics for Exercise of Conversion Rights. To exercise the optional conversion right provided for in Section 5(b), the holder of each share of Series A Preferred Stock or Series B Preferred Stock to be converted shall (i) surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, to the office of the Transfer Agent or (ii) deliver written notice to the Corporation or the Transfer Agent that such certificate has been lost, stolen, destroyed or mutilated and execute an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates (the actions taken pursuant to clause (i) or (ii) hereof, a “Surrender”), accompanied, in either case, by written notice to the Corporation that the holder thereof elects to convert all or a specified whole number of shares of Series A Preferred Stock or Series B Preferred Stock, as applicable. Unless the shares of Common Stock issuable on conversion are to be issued in the same name as the name in which such shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, are registered, each share Surrendered for conversion must be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or such holder’s duly authorized attorney and, in the case of any conversion pursuant to Section 5(b), an amount sufficient to pay any transfer, documentary, stamp or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid). In the case of any conversion pursuant to Section 5(c), the Corporation shall reimburse any and all stock transfer, documentary, stamp and other taxes actually paid in respect of any issuance or delivery of shares of Common Stock, issued or delivered on conversion of Series A Preferred Stock or Series B Preferred Stock. If the Corporation must exercise the mandatory conversion provided for in Section 5(c), the Corporation shall promptly provide written notice of such exercise to the Transfer Agent and each holder of Series A Preferred Stock and Series B Preferred Stock subject to such conversion, specifying the Conversion Price (together with a certificate signed by the principal financial or accounting officer of the Corporation setting forth the determination of the Conversion Price and the Mandatory Conversion Trigger Price) and the date following the date of such notice on which such conversion will be effective (the “Mandatory Conversion Notice”), which date must be at least five (5) Business Days but not more than twenty (20) Business Days after the date on which such Mandatory Conversion Notice is delivered.
     (e) Delivery of Certificates and Conversion Date. As promptly as practicable, but in any event within two (2) Business Days following the applicable Conversion Date, the Corporation will issue and deliver to, or upon the written order of, the holder a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such holder’s applicable shares of Series A Preferred Stock or Series B Preferred Stock in accordance with the provisions of this Section 5, and any fractional interest in respect of a share of Common Stock arising upon such conversion will be settled as provided in Section 5(g). In the event of a conversion pursuant to Section 5(b), upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock or Series B Preferred Stock Surrendered for conversion, the Corporation will also simultaneously issue and deliver to, or upon the written order of, the holder of the certificate so Surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, representing the unconverted portion of the certificate so Surrendered, which new certificate will entitle the holder thereof to the rights of the shares of Series A Preferred Stock or Series B Preferred Stock represented thereby to the same extent as if the certificate theretofore covering such unconverted shares had not been Surrendered for conversion. Each conversion will be deemed to have been effected as of the close of business on the date on which (i) in the case of an optional conversion pursuant to Section 5(b), the certificate or certificates for Series A Preferred Stock or Series B Preferred Stock, as applicable, are Surrendered and such notice and payment of all required transfer and/or similar taxes received by the Corporation as set forth in Section 5(d), or (ii) in the case of a mandatory conversion pursuant to Section 5(c), the date specified in the Mandatory Conversion Notice (each, a “Conversion Date”). On the Conversion Date, all rights with respect to the shares of Series A Preferred Stock or Series B Preferred Stock so converted, including, but not limited to, the rights, if any, to receive notices, will terminate, except for the rights of holders thereof to receive the physical certificates contemplated by this Section 5(e) and cash in lieu of any fractional share as provided in Section 5(g), and the Person entitled to receive the shares of Common Stock will be treated for all purposes as having become the record holder of such shares (even if certificates for such shares of Common Stock have not yet been issued) at the close of business on the Conversion Date.
     (f) If conversion rights are exercised with respect to shares of Series A Preferred Stock or Series B Preferred Stock under Section 5(b) or Section 5(c), such shares will cease to accrue dividends pursuant to Section 3(a) as of the end of day immediately preceding the Conversion Date.
     (g) No Fractional Shares. No fractional shares or scrip representing fractions of shares of Common Stock will be issued upon conversion of shares of Series A Preferred Stock or Series B Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of such shares, the Corporation will pay to the holder of such shares an amount in cash based upon the Current Market Price of Common Stock measured as of the Trading Day immediately preceding the Conversion Date. If more than one share is Surrendered for conversion pursuant to this Section 5 at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof will be computed on the basis of the aggregate number of shares so Surrendered.
     (h) Conversion Price Adjustments. The Conversion Price is subject to adjustment from time to time as follows:
          (i) Stock Splits and Combinations. If, after the Original Issue Date, the Corporation (A) subdivides or splits its outstanding shares of Common Stock into a greater number of shares, (B) combines or reclassifies its outstanding shares of Common Stock into a smaller number of shares, or (C) issues any Capital Stock of the Corporation by reclassification of its Common Stock, then the applicable Conversion Price in effect immediately prior to such event will be proportionately adjusted, as appropriate, so that the holder of any share of Series A Preferred Stock or Series B Preferred Stock thereafter Surrendered for conversion will be entitled to receive the number of such securities that such holder would have owned or have been entitled to receive after the occurrence of any of the events described in this Section 5(h)(i) as if such share had been converted immediately prior to the effective date of such subdivision, combination or reclassification or the record date therefor, whichever is earlier. An adjustment made pursuant to this Section 5(h)(i) will become effective at the close of business on the effective date of such corporate action. Such adjustment will be made successively whenever any event listed in this Section 5(h)(i) occurs.
          (ii) Dividends/Distributions of Common Stock. If, after the Original Issue Date, the Corporation fixes a record date for or pays or declares a dividend or makes a distribution in shares of Common Stock on any class of Capital Stock of the Corporation, other than dividends or distributions of shares of Common Stock or other securities with respect to which adjustments are provided for in Section 5(h)(i), then the applicable Conversion Price in effect at the close of business on the record date therefor will be adjusted to equal the price determined by multiplying (A) such Conversion Price by (B) a fraction, the numerator of which will be the number of shares of Common Stock Outstanding at the close of business on the record date and the denominator of which will be the sum of (1) the number of shares of Common Stock Outstanding at the close of business on the record date and (2) the number of shares of Common Stock constituting such dividend or distribution. An adjustment made pursuant to this Section 5(h)(ii) will become effective immediately after the close of business on such record date. Such adjustment will be made successively whenever any event listed in this Section 5(h)(ii) occurs.
          (iii) Certain Issuances of Common Stock and Common Stock Derivatives. If, after the Original Issue Date, the Corporation issues or sells shares of Common Stock or any Common Stock Derivative without consideration or at a consideration per share of Common Stock (or having a conversion, exercise or exchange price per share of Common Stock, in the case of a Common Stock Derivative), calculated by including the aggregate proceeds to the Corporation upon issuance and any additional consideration payable to the Corporation upon and in respect of any such conversion, exchange or exercise, that is less than the applicable Conversion Price in effect at the close of business on the day immediately preceding such issuance or sale, then the maximum number of shares of Common Stock issuable upon conversion, exchange or exercise of such Common Stock Derivatives, as applicable, will be deemed to have been issued as of such issuance and such Conversion Price will be decreased, effective as of the time of such issuance, to equal the price determined by multiplying (A) such Conversion Price by (B) a fraction, the numerator of which will be the sum of (1) the number of shares of Common Stock Outstanding immediately prior to such issuance and (2) the number of shares of Common Stock which the aggregate proceeds to the Corporation from such issuance (including, but not limited to, any additional consideration per share of Common Stock payable to the Corporation upon any such conversion, exchange or exercise) would purchase at such Conversion Price, and the denominator of which will be the sum of (1) the number of shares of Common Stock Outstanding immediately prior to such issuance and (2) the number of additional shares of Common Stock issued or subject to issuance upon the conversion, exchange or exercise of such Common Stock Derivatives. If any portion of such consideration is in a form other than cash, the fair market value of such noncash consideration will be determined by the Board in good faith. Notwithstanding any provision hereof to the contrary, this Section 5(h)(iii) will not apply to any issuance of Common Stock in any manner described in Section 5(h)(i) and Section 5(h)(ii). Such adjustment will be made successively whenever any event listed in this Section 5(h)(iii) occurs as determined by the Board in good faith. Notwithstanding anything herein to the contrary, the Conversion Price will in no event be increased pursuant to this Section 5(h)(iii). For the purpose of this Section 5(h)(iii), “fair market value” means, with respect to any (a) asset, the amount that a willing buyer would pay an unaffiliated willing seller in an arm’s-length transaction to acquire ownership of such asset, with neither being under any compulsion to buy or sell, and both having reasonable knowledge of all relevant facts and taking into account all relevant circumstances and information or (b) security, the Current Market Price thereof measured as of the day immediately preceding the relevant issuance or sale.
          (iv) Dividends/Distributions Other than of Common Stock. If, after the Original Issue Date, the Corporation fixes a record date for, or pays or declares a dividend or makes a distribution of, any Capital Stock, other securities or other property of the Corporation (including, but not limited to, cash and evidences of indebtedness), other than dividends or distributions of shares of Common Stock or other securities with respect to which adjustments are provided in Section 5(h)(i) and Section 5(h)(ii), then the Corporation shall provide that the holders of Series A Preferred Stock and Series B Preferred Stock will receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, such Capital Stock, other securities or other property of the Corporation (including, but not limited to, cash and evidences of indebtedness) that such holders would have received had their shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, been converted into Common Stock on the date of such event and had retained such Capital Stock, other securities or other property of the Corporation (including, but not limited to, cash and evidences of indebtedness) receivable from the date of such event until the applicable Conversion Date.
          (v) Additional Conversion Matters.
               (A) Minor Adjustments and Calculations. No adjustment in the applicable Conversion Price pursuant to any provision of this Section 5(h) will be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this Section 5(h)(v)(A) are not required to be made will be carried forward and taken into account in any subsequent adjustments until made. All calculations under this Section 5(h) will be made to the nearest cent (with $0.005 being rounded upward) or to the nearest whole share (with 0.5 of a share being rounded upward), as the case may be.
               (B) Exceptions to Adjustment Provisions. The provisions of this Section 5(h) will not be applicable to (1) any issuance for which an adjustment to the Conversion Price has been provided under any other subclause of this Section 5(h), (2) any issuance of shares of Common Stock upon actual exercise, exchange or conversion of any Common Stock Derivative if the Conversion Price was fully and properly adjusted at the time such securities were issued or if no such adjustment was required hereunder at the time such securities were issued, (3) the issuance of Common Stock Derivatives or shares of Common Stock to employees, officers, directors or consultants of the Corporation or its Subsidiaries pursuant to management or director incentive plans or stock or stock option compensation plans as in effect on or prior to the Original Issue Date or approved by the affirmative vote of a majority of the Board after the Original Issue Date, including, but not limited to, any employment, severance or consulting agreements, or the issuance of shares of Common Stock upon the exercise of such Common Stock Derivatives, or (4) the issuance of shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Stock under such plan.
               (C) Board Adjustment to Conversion Price. Anything in this Section 5(h) to the contrary notwithstanding, the Corporation may, to the extent permitted by applicable law, make such reductions in the Conversion Price, in addition to those required by this Section 5(h), as the Board in its good faith discretion determines to be necessary in order that any subdivision of shares of the Corporation, reclassification or combination of shares of the Corporation, distribution of Common Stock Derivatives, or a distribution of other assets (other than cash dividends) of the Corporation hereafter made by the Corporation to its stockholders will not be taxable. Whenever the Conversion Price is so decreased, the Corporation will mail to holders of record of shares of Series A Preferred Stock and Series B Preferred Stock a notice of the decrease at least ten (10) Business Days before the date the decreased Conversion Price takes effect, and such notice will state the decreased Conversion Price and the period it will be in effect.
               (D) Other Capital Stock. If, at any time as a result of the provisions of this Section 5(h), a holder of shares of Series A Preferred Stock or Series B Preferred Stock becomes entitled to receive any shares of Capital Stock of the Corporation other than Common Stock upon subsequent conversion, then the number of such other shares so receivable upon conversion will thereafter be subject to adjustment, without duplication, from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this Section 5(h).
               (E) Effect of Adjustment. If, at any time after the Original Issue Date, any adjustment is made to the applicable Conversion Price pursuant to this Section 5(h), such adjustment to the Conversion Price will be applicable with respect to all then outstanding shares of Series A Preferred Stock and Series B Preferred Stock and all shares of Series A Preferred Stock or Series B Preferred Stock issued after the date of the event causing such adjustment to the Conversion Price.
               (F) Other Limits on Adjustment. There will be no adjustment of the Conversion Price in the event of the issuance of any shares of the Corporation in a reorganization, acquisition or other similar transaction, including any Company Sale, except as specifically set forth in this Section 5.
               (G) Abandoned Events and Expired Common Stock Derivatives. If the Corporation takes a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and thereafter and before the dividend or distribution to stockholders legally abandons its plan to pay or deliver such dividend or distribution, then thereafter any adjustment in the Conversion Price granted by this Section 5(h) will, as and if necessary, be readjusted at the time of such abandonment to the Conversion Price that would have been in effect if no adjustment had been made (taking proper account of all other conversion adjustments under this Section 5(h)); provided, however, that such readjustment will not affect the Conversion Price of any shares of Series A Preferred Stock or Series B Preferred Stock that have been converted prior to such abandonment. If any Common Stock Derivatives referred to in this Section 5(h) in respect of which an adjustment has been made expire unexercised in whole or in part after the same have been distributed or issued by the Corporation, the Conversion Price will be readjusted at the time of such expiration to the Conversion Price that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired Common Stock Derivatives (taking proper account of all other conversion adjustments under this Section 5(h)); provided, however, that such readjustment will not affect the Conversion Price of any shares of Series A Preferred Stock or Series B Preferred Stock that have been converted prior to such expiration.
               (H) Participation in Dividends. Notwithstanding anything herein to the contrary, no adjustment to the Conversion Price of any Series A Preferred Stock will be made under Section 5(h)(ii) to the extent that the holders of such Series A Preferred Stock participate in any such dividend or distribution on an as-converted basis based on the number of shares of Common Stock into which such shares are then convertible in accordance with Section 3(e).
     (i) Fundamental Changes. If any transaction or event (including, but not limited to, any merger, consolidation, sale of assets (including any Company Sale), tender or exchange offer, reclassification, compulsory share exchange or liquidation) occurs in which all or substantially all of the outstanding Common Stock is converted into or exchanged for stock, other securities, cash or assets (each, a “Fundamental Change”), the holder of each share of Series A Preferred Stock and each share of Series B Preferred Stock outstanding immediately prior to the occurrence of such Fundamental Change will have the right upon any subsequent conversion to receive (but only out of legally available funds, to the extent required by applicable law) the kind and amount of stock, other securities, cash and assets that such holder would have received if such share had been converted immediately prior thereto (assuming such holder failed to exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such Fundamental Change) (“Fundamental Change Property”). Such adjustment will be made successively whenever any event in this Section 5(i) occurs. No adjustment will be made pursuant to this Section 5(i) in respect of any Fundamental Change as to which an adjustment to the Conversion Price was made pursuant to Section 5(h). It is understood and agreed that a Company Sale may also constitute a Fundamental Change and that this Section 5(i) operates independently of, and in addition to, Section 6(d). Notwithstanding the foregoing sentence, any holder of Series A Preferred Stock or Series B Preferred Stock that exercises such holder’s Change of Control Put under Section 6(d) hereof shall no longer have any rights to receive Fundamental Change Property pursuant to this Section 5(i) in respect of the shares subject to the Change of Control Put; and any holder of Series A Preferred Stock or Series B Preferred Stock that receives Fundamental Change Property under this Section 5(i) shall not be permitted to exercise such holder’s Change of Control Put, with respect to such Change of Control transaction, under Section 6(d) hereof with respect to the shares in respect of which such Fundamental Change Property has been received with respect to such Change of Control transaction. The Corporation or the Person formed by the applicable consolidation or resulting from the applicable merger or which acquires the applicable assets or the Corporation’s shares, as the case may be, pursuant to such Fundamental Change shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right and to provide for adjustments which, for events subsequent to consummation of such Fundamental Change, shall be as nearly equivalent as may be practicable to the adjustments provided for herein, and the Corporation agrees that it will not be a party to or permit such Fundamental Change to occur unless such provisions are so made as a part of the terms thereof. The substance of this paragraph shall similarly apply to successive Fundamental Changes.
     (j) Notice of Certain Events. If, subject to the limitations set forth in Section 9 hereof:
          (i) the Corporation declares any dividend (or any other distribution) on any Junior Stock (excluding any regularly scheduled dividends paid in accordance with the terms thereof);
          (ii) there is any Fundamental Change, any recapitalization or reclassification of Junior Stock, or a share exchange or self-tender offer by the Corporation for its outstanding Junior Stock or the Transfer of all or substantially all of the assets of the Corporation as an entirety or any compulsory share exchange affecting the Junior Stock;
          (iii) there occurs a Liquidation; or
          (iv) there occurs any other event or circumstance that is reasonably expected to result in an anti-dilution adjustment under this Section 5;
then the Corporation will cause to be filed with the Transfer Agent and will cause to be mailed to the holders of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock at the addresses of such holders as shown on the stock books of the Corporation, as promptly as possible, but at least ten (10) Business Days prior to the applicable Event Date and no later than when notice is first mailed or sent to the holders of Junior Stock, a notice stating, as applicable, (A) the date on which a record is to be taken for the purpose of such dividend, distribution or grant, or, if a record is not to be taken, the date as of which the holders of Junior Stock of record to be entitled to such dividend, distribution or grant are to be determined or (B) the date on which such Fundamental Change, recapitalization or reclassification, share exchange or self-tender offer, Transfer, compulsory share exchange, Liquidation or event or circumstance resulting in an anti-dilution adjustment is expected to become effective, and the date as of which it is expected that holders of Junior Stock of record will be entitled to exchange their shares of Junior Stock for securities or other property, if any, deliverable upon such Fundamental Change, recapitalization or reclassification, share exchange or self-tender offer, Transfer, compulsory share exchange, Liquidation or event or circumstance resulting in an anti-dilution adjustment (each of the dates in clauses (A) and (B) hereof, an “Event Date”). Failure to give or receive such notice or any defect therein will not affect the legality of validity of the proceedings described in this Section 5.

     (k) Sufficient Shares of Common Stock and Series A-2 Preferred Stock. The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares:
               (i) of Common Stock, solely for the purpose of effecting conversion of the Series A Preferred Stock and Series B Preferred Stock, the full sufficient number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock not theretofore converted; provided, that for purposes of this Section 5(k)(i), the number of shares of Common Stock that are deliverable upon the conversion of all such outstanding shares of the Series A Preferred Stock and Series B Preferred Stock will be computed as if at the time of computation all such outstanding shares were held by a single holder; and
               (ii) of Series A-2 Preferred Stock, solely for the purpose of effecting conversion of the Series A-1 Preferred Stock, the full sufficient number of shares of Series A-2 Preferred Stock deliverable upon the conversion of all outstanding shares of Series A-1 Preferred Stock not theretofore converted; provided, that for purposes of this Section 5(k)(ii), the number of shares of Series A-2 Preferred Stock that are deliverable upon the conversion of all such outstanding shares of the Series A-1 Preferred Stock will be computed as if at the time of computation all such outstanding shares were held by a single holder.
     (l) Compliance with Laws. Prior to the delivery of any securities that the Corporation is obligated to deliver upon conversion of shares of Series A Preferred Stock or Series B Preferred Stock, the Corporation will comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any Governmental Authority.
     (m) Officer’s Certificate. Whenever the applicable Conversion Price is adjusted pursuant to this Section 5, the Corporation will promptly file with the Transfer Agent, and cause to be delivered to each holder of Series A Preferred Stock and each holder of Series B Preferred Stock, a certificate signed by the principal financial or accounting officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis of the determination of the Current Market Price, Closing Sale Price and/or fair market value of non-cash consideration, as applicable) and specifying the new applicable Conversion Price. In the event of a Fundamental Change, recapitalization or reclassification, share exchange or self-tender offer, Transfer, compulsory share exchange, Liquidation or event or circumstance resulting in an anti-dilution adjustment pursuant to Section 5(i), such a certificate will be issued describing the amount and kind of stock, securities, property or assets or cash receivable upon conversion of the Series A Preferred Stock and Series B Preferred Stock after giving effect to the provisions of such Section 5(i).
     (n) Exchange Listing. If the Common Stock is quoted on the New York Stock Exchange or any other U.S. national securities exchange, the Corporation will list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Series A Preferred Stock and Series B Preferred Stock.

     6. Voting Rights; Change of Control Put. (a) General. The holders of shares of Series A Preferred Stock and Series B Preferred Stock will have one (1) vote for each share of Common Stock into which such share of Series A Preferred Stock or Series B Preferred Stock, as applicable, could be converted at the applicable Conversion Price at the record date for determination of the stockholders entitled to vote or grant consent, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as required by law or as otherwise set forth in this Section 6, such holders will have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and will be entitled to vote, together with holders of Common Stock and not by classes, with respect to any and all matters upon which holders of Common Stock have the right to vote. Fractional votes by the holders of Series A Preferred Stock and Series B Preferred Stock will not be permitted, and any fractional voting rights (after aggregating all shares into which shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, held by each holder could be converted) will be disregarded. Notwithstanding anything in the foregoing, during the Series A-1 Board Rights Period, holders of shares of Series A-1 Preferred Stock shall not be entitled to vote on the election of any Common Director (as such term is defined in the Charter) nominee to the Board.
     (b) Notwithstanding anything in this Section 6 to the contrary, the holders of shares of Series A Preferred Stock shall be entitled to the following rights, which rights shall be in addition to the other rights set forth above and any rights to which the holders of Series A Preferred Stock are entitled under applicable law:
     (i) During the Series A-1 Board Rights Period, the holders of shares of Series A Preferred Stock shall have the exclusive right to directly elect the Series A Directors pursuant to the terms of the Charter and the following provisions of this Section 6(b)(i):
(a)	Any vacancy (including, but not limited to, vacancies due to resignation, removal, death or incapacitation) in the office of any Series A Director shall be filled (except as otherwise provided in Section 6(b)(i)(b)) by the written consent of the holders of a majority of shares of Series A-1 Preferred Stock;

(b)	Upon receipt of the written consent pursuant to Section 6(b)(i)(a), the Series A-1 Representative shall provide the Nominating, Corporate Governance and Public Issues Committee (as such term is used in the Charter) of the Board with written notice of the name of the Person proposed by the holders of shares of Series A-1 Preferred Stock to fill the vacant Series A-1 Director office (the “Nominee”). The Nominating, Corporate Governance and Public Issues Committee shall have the right to veto the Nominee pursuant to written notice to the Series A-1 Representative; provided that failure to provide notice of veto as soon as reasonably practicable but in no event more than fifteen (15) days following receipt of the written notice specifying the Nominee shall result in forfeiture of the veto right with regard to the Nominee and the immediate election of the Nominee as a Series A Director;

(c)	Notwithstanding anything in Section 6(b)(i)(b), upon the veto of any second Nominee with regard to any one (1) Series A Director office vacancy (x) the Nominating, Corporate Governance and Public Issues Committee shall have no further veto rights with regard to such Series A Director office vacancy, (y) the Series A-1 Representative shall have no obligation to provide the Nominating, Corporate Governance and Public Issues Committee with written notice for such Series A Director office vacancy of the Nominee and (z) the Series A Director office vacancy shall immediately be filled upon the written consent of the holders of a majority of shares of Series A Preferred Stock; and

(d)	Any Series A Director elected pursuant to this Section 6(b)(i) shall serve as a Series A Director until the expiration of the initial Series A Director term as set forth in the Charter; provided, that following the expiration of the Series A-1 Board Rights Period, each such Series A Director shall serve his or her remaining term and thereafter be treated as a Common Director.
     (ii) Except as otherwise required by applicable law, during the Series A-1 Board Rights Period the holders of shares of Series A-1 Preferred Stock shall have the exclusive right to remove, with or without cause, any Series A Director by the written consent of the holders of a majority of shares of Series A-1 Preferred Stock.
     (iii) During the Series A-1 Board Rights Period, the number of directors comprising the Board may not be increased.
     (iv) During the Series A-1 Board Rights Period, each committee of the Board shall include at least one (1) Series A Director and a Series A Director shall be the Chairman of the Compensation and Executive Development Committee of the Board; provided, that the Series A Directors shall not constitute a majority of the Nominating, Corporate Governance and Public Issues Committee.
     (c) Notwithstanding anything in this Section 6 to the contrary, at all times that there are any shares of Series A-1 Preferred Stock outstanding, the holders of shares of Series A-1 Preferred Stock shall be entitled to the rights set forth in Sections 6(c)(i) through 6(c)(iii), which rights shall be in addition to the other rights set forth herein and any rights to which the holders of Series A-1 Preferred Stock are entitled under applicable law

     (i) The Series A-1 Representative, on behalf of the holders of Series A-1 Preferred Stock, shall (1) be entitled to propose, pursuant to written notice to the Board, individuals for appointment as Chief Executive Officer and Chief Financial Officer of the Corporation, subject to the approval of the Board, and (2) have the right to propose, pursuant to written notice to the Board, the termination of (x) the Executive Chairman of the Corporation (but only during the initial one (1) year term of the Executive Chairman of the Corporation immediately following the Effective Date), (y) the Chief Executive Officer of the Corporation and (z) the Chief Financial Officer of the Corporation, in each case, subject to a vote of the Board. If the Series A-1 Representative, on behalf of the holders of Series A-1 Preferred Stock, proposes such appointment or termination of the Chief Executive Officer or the Chief Financial Officer of the Corporation, the Board shall convene and vote on such proposal within ten (10) days of the Board’s receipt of written notice regarding such proposed appointment or termination from the Series A-1 Representative; provided, that the then current Chief Executive Officer of the Corporation shall not be entitled to vote on any proposal made pursuant to this Section 6(c)(i) for either the appointment or termination of the Chief Executive Officer of the Corporation and shall not be entitled to vote on any proposal made pursuant to this Section 6(c)(i) for the termination of the Chief Financial Officer of the Corporation.
     (ii) The Corporation shall not, and shall not permit its Subsidiaries to, take any of the following actions, unless (1) the Corporation shall provide the Series A-1 Representative (on behalf of the holders of Series A-1 Preferred Stock) with at least twenty (20) Business Days advance written notice and (2) the Corporation shall not have received, prior to the tenth Business Day after the receipt of such notice by the Series A-1 Representative, written notice from all of the record holders of Series A-1 Preferred Stock that such record holders object to such action:
(a)	any action to effect a Liquidation;

(b)	amend the Charter or Bylaws of the Corporation in a manner that adversely affects the holders of Series A Preferred Stock, (provided, that any increase in the number of directors comprising the Board during the Series A-1 Board Rights Period would be adverse); or

(c)	during the Transfer Prohibition Period:
(x)	effect a Company Sale; or

(y)	acquire any other Persons for an aggregate value in excess of $250,000,000 or make investments with an aggregate value in excess of $250,000,000 in any other Person and its Affiliates, in each case, in any twelve (12)-month period following the Original Issue Date.
     (iii) The Corporation shall enter into employment agreements with the Executive Chairman and the Chief Executive Officer of the Corporation which shall provide that (i) upon any termination of employment, the Executive Chairman and/or the Chief Executive Officer, as applicable, shall resign as a director on the Board (and the employment agreements shall require delivery at the time such agreements are entered into of an executed irrevocable resignation that becomes effective upon such termination), (ii) the right to receive any payments or other benefits upon termination of employment shall be conditioned upon such resignation and (iii) if the Chief Executive Officer is not elected as a member of the Board, the Chief Executive Officer may resign for “cause” or “good reason.” If for any reason the Executive Chairman or the Chief Executive Officer does not resign or the irrevocable resignation is determined to be ineffective, then the holders of the Series A-1 Preferred Stock may remove the Executive Chairman and/or Chief Executive Officer of the Corporation as a director on the Board, subject to applicable law, by a written consent delivered to the Secretary of the Corporation and signed by holders of a majority in Liquidation Preference of the shares of Series A-1 Preferred Stock.
For the avoidance of doubt, no other holders of shares of Capital Stock, including, but not limited to, the holders of shares of Series A-2 Preferred Stock and Series B Preferred Stock, will be entitled to the rights set forth in this Section 6(c).
     (d) Notwithstanding anything in this Section 6 to the contrary, at the time of, or at any time within ninety (90) days after the consummation of, the Company Sale, (1) each holder of shares of Series A Preferred Stock may elect to require that each share of such Series A Preferred Stock be redeemed by the Corporation for consideration payable solely in cash and/or freely tradable Marketable Securities (of the same type received by holders of Common Stock in the Company Sale) in an amount equal to the greater of (i) the Fair Market Value of the Series A Preferred and (ii) the Series A Liquidation Preference (a “Series A Change of Control Put”), and (2) each holder of shares of Series B Preferred Stock may elect to require that each share of such Series B Preferred Stock be redeemed by the Corporation for consideration payable solely in cash and/or freely tradable Marketable Securities (of the same type received by holders of Common Stock in the Company Sale) in an amount equal to the greater of (i) the Fair Market Value of the Series B Preferred Stock and (ii) the Series B Liquidation Preference (a “Series B Change of Control Put” and, together with the Series A Change of Control Put, a “Change of Control Put”); provided, that each holder of Series B Preferred Stock who elects to exercise its Series B Change of Control Put shall receive the same securities and the same percentage mix of consideration as received by each holder of Series A Preferred Stock exercising a Series A Change of Control Put in connection with such Company Sale. In the event of a Change of Control Put where all or a part of the consideration to be received is Marketable Securities, the value of such securities shall be the Current Market Price on the Business Day immediately preceding the date of the notice referred to in Section 6(e). Unless otherwise consented to by a majority of the voting power of each of the Series A Preferred Stock and the Series B Preferred Stock, the Corporation agrees that it shall not enter into any Company Sale unless adequate provision is made to ensure that holders of the Series A Preferred Stock and Series B Preferred Stock will receive, upon exercise of a Change of Control Put, the consideration set forth in this Section 6(d) in connection with such Company Sale.
     (e) Any holder of Series A Preferred Stock or Series B Preferred Stock may exercise such holder’s Change of Control Put under Section 6(d) by delivering to the Corporation at its principal office a written notice stating that the holder will, upon consummation of a Company Sale, exercise such holder’s Change of Control Put and the number of such holder’s shares of Series A Preferred Stock or Series B Preferred Stock to be redeemed.
     (i) (a) If at the consummation of the Company Sale the Fair Market Value of the Series A Preferred Stock has been conclusively determined as provided herein, the Corporation shall be obligated to redeem the total number of such holder’s shares of Series A Preferred Stock specified in the Redemption Notice either (X) if notice is given by the holder of Series A Preferred Stock at least 7 Business Days prior to the consummation of such Company Sale, the date of the Company Sale, or (Y) if notice is not given by the holder of Series A Preferred Stock at least 7 Business Days prior to the consummation of such Company Sale, no later than the 30th Business Day after receipt of such notice.
          (b) If at the consummation of the Company Sale the Fair Market Value of the Series B Preferred Stock has been conclusively determined as provided herein, the Corporation shall be obligated to redeem the total number of such holder’s shares of Series B Preferred Stock specified in the Redemption Notice either (X) if notice is given by the holder of Series B Preferred Stock at least 7 Business Days prior to the consummation of such Company Sale, the date of the Company Sale, or (Y) if notice is not given by the holder of Series B Preferred Stock at least 7 Business Days prior to the consummation of such Company Sale, no later than the 30th Business Day after receipt of such notice.
     (ii) (a) If at the consummation of the Company Sale the Fair Market Value of the Series A Preferred Stock has not been conclusively determined as provided herein, the Corporation shall be obligated to redeem the total number of such holder’s shares of Series A Preferred Stock specified in the Redemption Notice no later than the 20th Business Day after the Fair Market Value of the Series A Preferred Stock has been conclusively determined as provided herein.
          (b) If at the consummation of the Company Sale the Fair Market Value of the Series B Preferred Stock has not been conclusively determined as provided herein, the Corporation shall be obligated to redeem the total number of such holder’s shares of Series B Preferred Stock specified in the Redemption Notice no later than the 20th Business Day after the Fair Market Value of the Series B Preferred Stock has been conclusively determined as provided herein.
     (f) The Corporation shall provide notice of any Change of Control Put requested under Section 6(d), specifying the time and place of the Change of Control Put and the redemption price, by first class or registered mail, postage prepaid, to each holder of record of

Series A Preferred Stock and Series B Preferred Stock at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent), not less than ten (10) days prior to each redemption date. The Corporation shall take all actions necessary to pay, or to cause the surviving, acquiring or resulting entity to pay, the redemption price as provided in this Section 6, which may include placing cash and/or Marketable Securities sufficient to pay the redemption price in escrow or obtaining financing or effectuating a recapitalization so as to create a surplus sufficient to permit the redemption in compliance with applicable law.
     (g) No holder of Series A-1 Preferred Stock or any Permitted Holder shall receive any compensation or remuneration of any kind in exchange for the exercise or non-exercise of any of its voting or other rights in connection with any transaction set forth in Section 6(c)(ii); provided, that this restriction shall not prohibit the reimbursement of expenses incurred by any holder of Series A-1 Preferred Stock or any Permitted Holder and shall not prohibit the payment of fees by the Corporation to any holder of Series A-1 Preferred Stock or any Permitted Holder if the Corporation has engaged such holder or its Affiliates as an advisor or consultant in connection with any such transaction.
     (h) Subject to Section 6(c) with respect to the Series A-1 Preferred Stock, the approval by the affirmative vote of not less than a majority of the Series A Liquidation Preference of outstanding shares of Series A-1 Preferred Stock will be required (i) increase the number of authorized shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock or Series B Preferred Stock, (ii) authorize or create any class or series of stock which shall, as to dividends or distribution of assets, rank prior to or pari passu with the Series A Preferred Stock or (iii) alter or change the provisions of the Charter, including by consolidation or merger either in a single transaction or series of related transactions, so as to adversely affect the voting powers, preferences or special rights of the holders of shares of Series A-1 Preferred Stock. The approval by the affirmative vote of not less than a majority of the Series A-2 Liquidation Preference of outstanding shares of Series A-2 Preferred Stock will be required (i) increase the number of authorized shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock or Series B Preferred Stock, (ii) authorize or create any class or series of stock which shall, as to dividends or distribution of assets, rank prior to or pari passu with the Series A-2 Preferred Stock or (iii) alter or change the provisions of the Charter, including by consolidation or merger either in a single transaction or series of related transactions, so as to adversely affect the voting powers, preferences or special rights of the holders of shares of Series A-2 Preferred Stock. The approval by the affirmative vote of not less than a majority of the Liquidation Preference of outstanding shares of Series B Preferred Stock, voting as a separate class, will be required to (i) increase the number of authorized shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock or Series B Preferred Stock, (ii) authorize or create any class or series of stock which shall, as to dividends or distribution of assets, rank prior to or pari passu with the Series B Preferred Stock or (iii) alter or change the provisions of the Charter, including by consolidation or merger either in a single transaction or series of related transactions, so as to adversely affect the voting powers, preferences or special rights of the holders of shares of Series B Preferred Stock.
     7. Preemptive Rights. (a) If, prior to the Preemptive Rights Disqualifying Date, the Corporation proposes to offer any shares of Capital Stock to any Person or Persons, other than any shares of Capital Stock issued as described in Section 5(h)(v)(B)(3) or any shares of Capital

Stock issued in connection with any Company Sale (the “New Securities”), the Corporation will, prior to issuing such New Securities, deliver to the holders of Series A Preferred Stock and Series B Preferred Stock (the “Qualified Participants”) a written offer (the “Preemptive Rights Offer”) to issue to such Qualified Participants New Securities to enable them to maintain their Pro Rata Amounts. The Preemptive Rights Offer will state (i) the amount of New Securities to be issued, (ii) the terms of the New Securities, (iii) the purchase price of the New Securities, and (iv) any other material terms of the proposed issuance. The Preemptive Rights Offer will remain open and irrevocable for a period of thirty (30) days from the date of its delivery (the “Preemptive Rights Period”).
     (b) Each Qualified Participant may accept the Preemptive Rights Offer by delivering to the Corporation a written notice (the “Preemptive Rights Notice”) within the Preemptive Rights Period. The Preemptive Rights Notice will state the number (the “Preemptive Rights Number”) of New Securities such Qualifying Participant desires to purchase. If the sum of all Preemptive Rights Numbers exceeds the number of New Securities that the Corporation proposes to issue, then the New Securities will be allocated among the Qualifying Participants that delivered a Preemptive Rights Notice in accordance with their respective pro rata portions of the sum of such Preemptive Rights Numbers.
     (c) The issuance of New Securities to the Qualified Participants will be made on a Business Day, as designated by the Corporation, not less than ten (10) nor more than forty-five (45) days after expiration of the Preemptive Rights Period on terms and conditions of the Preemptive Rights Offer consistent with this Section 7. At the closing of the issuance of the New Securities to such Qualified Participants, the Corporation will deliver certificates or other instruments evidencing such New Securities against payment of the purchase price therefor, and such New Securities will be issued free and clear of all liens, claims and other encumbrances (other than those attributable to actions by the purchasers thereof). At such closing, all of the parties to the transaction will execute such additional documents as are reasonably determined by the Board to be necessary or appropriate.
     (d) If the number of New Securities included in the Preemptive Rights Offer exceeds the sum of all Preemptive Rights Numbers, the Corporation may issue such excess or any portion thereof on the terms and conditions of the Preemptive Rights Offer to any Person within forty-five (45) days after expiration of the Preemptive Rights Period. If such issuance is not made within such period, the restrictions provided for in this Section 7 will again become effective.
     (e) Except as otherwise expressly provided in Section 5 and in this Section 7, no holder of any shares of Series A Preferred Stock or Series B Preferred Stock will have any preemptive right to acquire any shares of unissued Capital Stock of the Corporation, now or hereafter authorized, or any treasury shares or securities convertible into such shares or carrying a right to subscribe to or acquire such shares of Capital Stock.
     (f) Notwithstanding anything to the contrary herein, the preemptive rights contained in this Section 7 shall not apply to (i) any equity securities issued or sold by the Corporation (A) as a stock dividend or distribution to holders of the Common Stock or upon any stock split, subdivision or combination of shares of the Common Stock, (B) upon the conversion of any of the Preferred Stock pursuant to the terms hereof or (C) upon the exercise of any Common Stock

Derivative and (ii) any equity securities issued or sold by the Corporation to third party sellers of stock or assets to the Corporation and/or its subsidiaries, as consideration for purchase of such stock or assets.
     8. Transferability; Company Sale. (a) Subject to Section 8(b), without the prior written consent of the Corporation and Appaloosa, during the (A) two (2)-year period following the Effective Date (the “Transfer Prohibition Period”), no holder of shares of Series A-1 Preferred Stock may directly or indirectly Transfer all or any part of an interest in such holder’s Series A-1 Preferred Stock or any Common Stock underlying such Series A-1 Preferred Stock, and (B) ninety (90)-day period following the Effective Date, no holder of shares of Series A-2 Preferred Stock or Series B Preferred Stock may directly or indirectly Transfer all or any part of such holder’s Series A-2 Preferred Stock or Series B Preferred Stock or any Common Stock underlying such Series A-2 Preferred Stock or Series B Preferred Stock or any interest or participation therein; provided, however, that nothing in this Section 8(a) will prohibit a holder of Series A-1 Preferred Stock from Transferring such shares to (x) any Permitted Holder or (y) pursuant to the laws of succession, distribution and descent. For purposes of Section 8(a)(B), a Transfer will not include a derivative or other transaction that is not physically settled and only involves an economic hedge of the Series B Preferred Stock or Common Stock. The shares of Series A-1 Preferred Stock Transferred to any Person other than a Permitted Holder shall automatically and without any action on behalf of the Transferee, be converted into shares of Series A-2 Preferred Stock.
     (b) The restrictions on Transferability set forth in Section 8(a) will not apply to any Transfer in whole or in part (a) pursuant to any Company Sale to a Person or Persons other than, and not including, Appaloosa or any Affiliate of Appaloosa (excluding any Affiliate that is only an Affiliate by virtue of the fact that it is an entity in which a fund managed by Appaloosa or its Affiliates invests) or (b) that occurs after the consummation of a Company Sale; provided, that in a Company Sale, Series A-1 Preferred Stock may receive consideration with a value no greater than the greater of (i) the Fair Market Value of the Series A Preferred and (ii) the Series A Liquidation Preference.
     (c) Each certificate representing Series A Preferred Stock or Series B Preferred Stock issued to any holder will bear a legend on the face thereof substantially to the following effect (with such additions thereto or changes therein as the Corporation may be advised by counsel are required by applicable law (the “Legend”)):
     “THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS CONTAINED IN THE CERTIFICATE OF DESIGNATIONS RELATING TO SUCH SHARES, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION. NO TRANSFER, ENCUMBRANCE, SALE, ASSIGNMENT, PLEDGE, DISTRIBUTION, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH CERTIFICATE OF DESIGNATIONS.”

          The Legend will be removed by the Corporation by the delivery of substitute certificates without such Legend in the event of the termination of the restrictions contained in this Section 8 pursuant to the terms hereof.
     (d) In the event of any purported Transfer not made in compliance with this Section 8, such purported Transfer will be void and of no effect and the Corporation will not give effect to such Transfer. The Corporation will be entitled to treat the prior owner as the holder of any such securities not Transferred in accordance with this Section 8.
     9. Restrictions on Redemption. For so long as shares of Series A Preferred Stock with an aggregate Liquidation Preference of $200,000,000 or more remain outstanding, the Corporation shall not, and shall not permit any of its Subsidiaries to, purchase, redeem or otherwise acquire or make any payment on account of, or set apart money for a sinking fund or agreement for, the purchase, redemption or other acquisition of, any Junior Stock, including the Common Stock, except, so long as no Bankruptcy Event is pending, (a) with respect to any repurchase of equity from the officers or employees of the Corporation or its Subsidiaries upon termination of employment and in accordance with the requirement of any agreement with any such employee, (b) for purchases, redemptions or other acquisitions for value of Common Stock not to exceed $50,000,000 in any calendar year and (c) for the mandatory redemption of outstanding shares of the Corporation’s Series C Convertible Preferred Stock, in accordance with the terms and conditions set forth in the Certificate of Designations of such Series C Convertible Preferred Stock.
     10. Deregistration. For as long as any shares of Series A Preferred Stock or Series B Preferred Stock are outstanding, the Corporation will not voluntarily apply for deregistration or suspension of the registration of its Common Stock under Section 12 or 15 of the Exchange Act or on any national securities exchange upon which it is listed.
     11. No Reissuance. Shares of Series A Preferred Stock or Series B Preferred Stock that have been issued and reacquired by the Corporation in any manner, including, but not limited to, shares purchased, redeemed, converted or exchanged, may not be reissued as shares of Series A Preferred Stock or Series B Preferred Stock and will (upon compliance with applicable law) be cancelled and retired and have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided, however, that so long as any shares of Series A Preferred Stock or Series B Preferred Stock are outstanding, any issuance of such shares must be in compliance with the terms hereof in respect of the applicable series of such shares. Upon any such reacquisitions, the number of shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, authorized pursuant to the Charter and this Certificate will be reduced by the number of shares so acquired.
     12. Transfer Agent. The duly appointed Transfer Agent for the Series A Preferred Stock and Series B Preferred Stock will be [          ]. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent as long as the Corporation will appoint a successor transfer agent who will accept such appointment prior to the effectiveness of such removal.

     13. Currency. All shares of Series A Preferred Stock and Series B Preferred Stock will be denominated in U.S. currency, and all payments and distributions thereon or with respect thereto will be made in U.S. currency. All references herein to “$” refer to the U.S. currency.
     14. Definitions. In additions to terms defined elsewhere in this Certificate, the following terms have the following meanings:
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. For purposes of this definition, the terms “control,” “controlling,” “controlled by” and “under common control with,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Appaloosa” means Appaloosa Management L.P., a Delaware limited partnership or its successor entity.
     “Bankruptcy Event” means any of the following events: (a) the Corporation or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X promulgated under the Securities Act) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant Subsidiary thereof; (b) there is commenced against the Corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within sixty (60) days after commencement; (c) the Corporation or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) calendar days after such appointment; (e) the Corporation or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Corporation or any Significant Subsidiary thereof generally fails to pay its funded debts when due; or (g) the Corporation or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.
     “Board” means the Board of Directors of the Corporation; where any consent, approval or action is required by the Board hereunder and the authority of the Board with respect to such consent, approval or action has been delegated to a committee of the Board, comprised solely of directors of the Board, in accordance with applicable law, the consent, approval or action by such committee will satisfy such requirement for purposes hereof.
     “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.
     “Capital Stock” means (a) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (b) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.
     “Certificate” means this Certificate of Designations of 7.5% Series A-1 Senior Convertible Preferred Stock, 7.5% Series A-2 Senior Convertible Preferred Stock and 3.25% Series B Senior Convertible Preferred Stock, as it may be amended, modified or supplemented from time to time.
     “Charter” means the Corporation’s Amended and Restated Certificate of Incorporation, as it may be amended, modified or supplemented from time to time.
     “Closing Sale Price” means the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported by the New York Stock Exchange or, if the securities are not listed or admitted to trading on the New York Stock Exchange, as reported on the principal national securities exchange on which the securities are listed or admitted to trading or, if the securities are not listed or admitted to trading on any such national securities exchange, the average of the last quoted high bid and low asked prices in the over-the-counter market, as reported by the automated transaction reporting system then in use, or, if on any such date the securities are not quoted by any such system, the value of such security as reasonably determined by the Board in good faith; provided, that if the holders of a majority of the then outstanding shares of the Series A-1 Preferred Stock, Series A-2 Preferred Stock or Series B Preferred Stock, as applicable (the “Required Holders”), object to such determination in writing, such Required Holders may request in writing that an appraisal (at the Corporation’s expense) be conducted to determine such value (the “Valuation Amount”), and if such a request is made, the following procedures shall apply. The Valuation Amount shall be determined, as set forth below, by three (3) investment banking firms of national recognition (all of which firms shall be unaffiliated with each of the Corporation, any holder(s) of Series A Preferred Stock holding more than 5% of such preferred stock and any holder(s) of Series B Preferred Stock holding more than 5% of such preferred stock), with such investment banking firms selected as follows: (i) one selected by the Board; (ii) one selected by the Required Holders; and (iii) one selected by the mutual agreement of the Board and the Required Holders (the “Third Bank”). If the Board and the Required Holders are unable to agree on an acceptable Third Bank within five (5) days after the first date either party proposed that one be selected, the Third Bank will be selected by an arbitrator located in New York City, New York selected by the American Arbitration Association (or if such organization ceases to exist, the arbitrator shall be chosen by the two (2) previously selected investment banking firms). The arbitrator shall select the Third Bank (within five (5) days of his appointment) from a list, jointly prepared by the Board and the Required Holders, of not more than six (6) investment banking firms of national standing in the United States of which no more than three (3) may be named by the Board and no more than three (3) may be named by the Required Holders. The arbitrator may consider, within the ten-day period allotted, arguments from the parties regarding which investment banking firm to choose, but the selection by the arbitrator shall be made in its sole discretion from the list of six. The Board and the Required Holders shall submit their respective valuations and other relevant data to the investment banking firms, and the investment banking firms shall be instructed to, and shall, as soon as practicable thereafter, make their respective determinations of the Valuation Amount. The final Valuation Amount for purposes hereof shall be the average of the three Valuation Amounts, as determined by the investment banking firms. The determination of the final Valuation Amounts by such investment banking firms shall be final and binding upon the Corporation and the holders of Series A Preferred Stock or Series B Preferred Stock, as applicable . The Corporation shall provide, subject to the execution of customary confidentiality agreements, the investment banking firms with all financial and other information that they may reasonably request and shall pay the fees and expenses of the investment banking firms and arbitrator (if any) used to determine the Valuation Amount.
     “Common Stock” means the common stock, par value $0.01 per share, of the Corporation and any shares or Capital Stock for or into which such common stock hereafter is exchanged, converted, reclassified or recapitalized by the Corporation or pursuant to an agreement to which the Corporation is a party.
     “Common Stock Derivative” means any option, right, warrant or security of the Corporation which is convertible into or exercisable or exchangeable for Common Stock.
     “Common Stock Outstanding” means all shares of Common Stock issued and outstanding as of the applicable time plus the number of shares issuable upon conversion, exercise or exchange of all outstanding Common Stock Derivatives (including, but not limited to, the Series A Preferred Stock and the Series B Preferred Stock) as of the applicable time.
     “Company Sale” means any merger, reorganization, consolidation, share exchange or other business combination which results in (i) the Voting Stock of the Corporation outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than a majority of the combined voting power of the Voting Stock of the Corporation or such surviving, acquiring or resulting entity outstanding immediately after such transaction, (ii) a majority of the Corporation’s directors cease to be directors of the surviving, acquiring or resulting entity after the completion of such transaction, (iii) the Transfer or exclusive lease or license of all or substantially all of the assets of the Corporation or (iv) issuance or Transfer of shares of Capital Stock of the Corporation, in a single transaction or series of related transactions, representing at least fifty percent (50%) of the voting power of the Voting Stock of the Corporation. A sale (or multiple related sales) of one or more Subsidiaries of the Corporation (whether by way of merger, consolidation, reorganization or sale of all or substantially all of the Subsidiaries’ assets or securities) which constitutes all or substantially all of the consolidated assets of the Corporation shall be deemed a sale of substantially all of the assets of the Corporation for purposes of this definition.
     “Current Market Price” when used with reference to shares of Common Stock or other securities on any date, means the average of the Closing Sale Price for the thirty (30) consecutive Trading Days immediately prior to such date (unless such security is not listed on a national securities exchange or quoted in the over-the-counter market, in which case it shall mean the value as determined by the Board or the Valuation Amount, as applicable, for such date as described in the definition of Closing Sale Price); provided, however, if the Current Market Price is determined during a period following the announcement by the Corporation or other issuer of the applicable securities of (i) a dividend or distribution on such Common Stock or such other securities payable in shares of such Common Stock or securities convertible into shares of such

Common Stock or securities, or (ii) any subdivision, combination or reclassification of such Common Stock or other securities, and prior to the expiration of the requisite thirty (30) Trading Day period set forth above, then, and in each such case, the Current Market Price will be properly adjusted to take into account ex-dividend trading.
     “Dividend Payment Date” means the first day of March, June, September and December; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date will be paid on the Business Day immediately following such Dividend Payment Date.
     “Dividend Periods” means the quarterly dividend periods commencing on and including the first day of March, June, September and December of each year and ending on and excluding the next Dividend Payment Date, respectively (other than the initial Dividend Period, which will commence on the Original Issue Date and end on and include the first Dividend Payment Date after the Original Issue Date).
     “Dividend Record Date” means, with respect to a Dividend Payment Date, the close of business on the fifteenth calendar day prior thereto.
     “Effective Date” means the effective date of the Plan.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
     “Fair Market Value of the Series A Preferred” shall be determined by the procedures set forth in the definition of Series A Appraisal Procedure, in each case, not to reflect the value of the voting rights and governance rights attributable to the Series A-1 Preferred Stock as set forth in Section 6 and the Charter.
     “Fair Market Value of the Series B Preferred” shall be determined by the procedures set forth in the definition of Series B Appraisal Procedure.
     “Governmental Authority” means any nation or government, any federal, state municipal, local, provincial, regional or other political subdivision thereof and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Liquidation Preference” means, as applicable, the Series A Liquidation Preference or the Series B Liquidation Preference.
     “Marketable Securities” means (i) a security listed and admitted for trading on any national securities exchange (within the meaning of Section 6(a) of the Exchange Act) and (ii) a debt security that has either (A) been issued pursuant to a registration statement in accordance with Section 5 of the Securities Act or (B) issued and sold by the issuer thereof in accordance with the exemption from registration provided by Rule 144A under the Securities Act but which entitles the holder of such debt security to exchange such debt security within three (3) months pursuant to a customary registered exchange offer in accordance with Section 5 of the Securities Act.

     “Original Issue Date” means, with respect to a share of Series A Preferred Stock or Series B Preferred Stock, the date on which such share is first issued by the Corporation, and for those shares issued pursuant to the Plan means the Effective Date.
     “Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity, and will include a “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), as well as any successor (by merger or otherwise) of any such Person.
     “Plan” means the joint plan of reorganization filed by the Corporation and its debtor Subsidiaries with the United States Bankruptcy Court for the Southern District of New York on [                ], 2007, as such joint plan may be amended, modified or supplemented from time to time.
     “Preemptive Rights Disqualifying Date” means the date on which there no longer remains outstanding Series A-1 Preferred Stock having an aggregate Liquidation Preference equal to $250,000,000 or more.
     “Preferred Stock” means the Corporation’s authorized Preferred Stock, par value $0.01 per share.
     “Pro Rata Amounts” means, on the date of determination, with respect to any holder of Preferred Stock, the quotient obtained by dividing (a) the aggregate number of shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, held by such holder on such date by (b) the aggregate number of shares of Common Stock Outstanding.
     “Securities Act” means the Securities Act of 1933, as amended from time to time.
     “Series A Appraisal Procedure” shall mean the following procedures to determine the fair market value of one (1) share Series A-1 Preferred Stock or one (1) share of Series A-2 Preferred Stock, as the case may be. The fair market value of one (1) share Series A-1 Preferred Stock or one (1) share of Series A-2 Preferred Stock, as the case may be (the “Series A Valuation Amount”) shall be determined, as set forth below, by three (3) investment banking firms of national recognition (all of which firms shall be unaffiliated with each of the Corporation and any holder(s) of Series A Preferred Stock holding more than 5% of such preferred stock), with such investment banking firms selected as follows: (i) one selected by the Board; (ii) one selected by the holders of a majority of the then outstanding shares of Series A-1 Preferred Stock or, if none be outstanding, by a majority of the Series A-2 Preferred Stock, in each case, who selected the investment banking firms (the “Required A Holders”); and (iii) one selected by the mutual agreement of the Board and the Required A Holders (the “Series A Third Bank”). If the Board and the Required A Holders are unable to agree on an acceptable Series A Third Bank within five (5) days after the first date either party proposed that one be selected, the Series A Third Bank will be selected by an arbitrator located in New York City, New York selected by the American Arbitration Association (or if such organization ceases to exist, the arbitrator shall be chosen by the two (2) previously selected investment banking firms). The arbitrator shall select the Series A Third Bank (within five (5) days of his appointment) from a list, jointly prepared by the Board and the Required A Holders, of not more than six (6) investment banking firms of national standing in the United States of which no more than three (3) may be named by the Board and no more than three (3) may be named by the Required A Holders. The arbitrator may consider, within the ten-day period allotted, arguments from the parties regarding which investment banking firm to choose, but the selection by the arbitrator shall be made in its sole discretion from the list of six. The Board and the Required A Holders shall submit their respective valuations and other relevant data to the investment banking firms, and the investment banking firms shall be instructed to, and shall, as soon as practicable thereafter, make their respective determinations of the Series A Valuation Amount taking into account, among other things, the dividend rate, term and value of the convertibility option of such security, as if such security remained outstanding, and in accordance with customary valuation procedures used in the U.S. capital markets to value issuances; provided, that any such valuation shall not take into account any special voting or corporate governance rights attributable to the Series A-1 Preferred Stock. The final Series A Valuation Amount for purposes hereof shall be the average of the three Series A Valuation Amounts, as determined by the investment banking firms. The determination of the final Series A Valuation Amounts by such investment banking firms shall be final and binding upon the Corporation and the holders of Series A Preferred Stock. The Corporation shall provide, subject to the execution of customary confidentiality agreements, the investment banking firms with all financial and other information that they may reasonably request and shall pay the fees and expenses of the investment banking firm and arbitrator (if any) used to determine the Series A Valuation Amount.
     “Series A Director” initially means each Series A Director identified in the Charter and thereafter means those directors on the Board appointed to fill any vacancy in any Series A Director position in accordance with Section 6(b) and the provisions of the Charter.
     “Series A-1 Liquidation Preference” means $42.20 per share of Series A-1 Preferred Stock, as adjusted from time to time for Series A-1 Preferred Stock stock splits, stock dividends, recapitalizations and the like, plus all declared or accrued but unpaid dividends or distributions for such share to the date of final distribution.
     “Series A-1 Board Rights Period” means, the period from the Effective Date until the earlier of (i) the 2011 annual meeting of stockholders of the Corporation, and (ii) the date upon which no shares of Series A-1 Preferred Stock are outstanding.
     “Series A-1 Representative” means Appaloosa or its successor entity.
     “Series A-2 Liquidation Preference” means $42.20 per share of Series A-2 Preferred Stock, as adjusted from time to time for Series A-2 Preferred Stock stock splits, stock dividends, recapitalizations and the like, plus all declared or accrued but unpaid dividends or distributions for such share to the date of final distribution.
     “Series B Appraisal Procedure” shall mean the following procedures to determine the fair market value of one (1) share Series B Preferred Stock. The fair market value of one (1) share Series B Preferred Stock (the “Series B Valuation Amount”) shall be determined, as set forth below, by three (3) investment banking firms of national recognition (all of which firms shall be unaffiliated with each of the Corporation and any holder(s) of Series B Preferred Stock holding more than 5% of such preferred stock), with such investment banking firms selected as follows: (i) one selected by the Board; (ii) one selected by the holders of a majority of the then outstanding shares of Series B Preferred Stock who selected the investment banking firms (the “Required B Holders”); and (iii) one selected by the mutual agreement of the Board and the Required B Holders (the “Series B Third Bank”). If the Board and the Required B Holders are unable to agree on an acceptable Series B Third Bank within five (5) days after the first date either party proposed that one be selected, the Series B Third Bank will be selected by an arbitrator located in New York City, New York selected by the American Arbitration Association (or if such organization ceases to exist, the arbitrator shall be chosen by the two (2) previously selected investment banking firms). The arbitrator shall select the Series B Third Bank (within five (5) days of his appointment) from a list, jointly prepared by the Board and the Required B Holders, of not more than six (6) investment banking firms of national standing in the United States of which no more than three (3) may be named by the Board and no more than three (3) may be named by the Required B Holders. The arbitrator may consider, within the ten-day period allotted, arguments from the parties regarding which investment banking firm to choose, but the selection by the arbitrator shall be made in its sole discretion from the list of six. The Board and the Required B Holders shall submit their respective valuations and other relevant data to the investment banking firms, and the investment banking firms shall be instructed to, and shall, as soon as practicable thereafter, make their respective determinations of the Series B Valuation Amount taking into account, among other things, the dividend rate, term and value of the convertibility option of such security, as if such security remained outstanding, and in accordance with customary valuation procedures used in the U.S. capital markets to value issuances. The final Series B Valuation Amount for purposes hereof shall be the average of the three Series B Valuation Amounts, as determined by the investment banking firms. The determination of the final Series B Valuation Amounts by such investment banking firms shall be final and binding upon the Corporation and the holders of Series B Preferred Stock. The Corporation shall provide, subject to the execution of customary confidentiality agreements, the investment banking firms with all financial and other information that they may reasonably request and shall pay the fees and expenses of the investment banking firm and arbitrator (if any) used to determine the Series B Valuation Amount.
     “Series B Liquidation Preference” means $42.58 per share of Series B Preferred Stock, as adjusted from time to time for Series B Preferred Stock stock splits, stock dividends, recapitalizations and the like, plus all declared or accrued but unpaid dividends or distributions for such share to the date of final distribution.
     “Subsidiary” means, with respect to any Person, (a) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person, (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has more than a fifty percent (50%) equity interest and (c) any partnership or limited liability company of which such Person is a general partner or managing member.

     “Trading Day” means a day on which the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading is open for the transaction of business or, if the shares of the Common Stock are not listed or admitted to trading on any national securities exchange, a day in which the bid and ask prices of Common Stock are published in an automated transaction reporting system, or if not reported through such a system, a Business Day.
     “Transfer Agent” means the transfer agent or agents of the Corporation as may be designated by the Board or its designee as the transfer agent for the Series A Preferred Stock and Series B Preferred Stock or, in the absence of a transfer agent so designated, the Corporation.
     “Voting Stock” shall have the meaning set forth in the Charter.
     15. Amendment. No provision of this Certificate may be repealed or amended, including by a Company Sale or Fundamental Change either in a single transaction or series of related transactions, in any respect unless such repeal or amendment is approved by the affirmative vote of the holders owning not less than a majority of the Liquidation Preference of the then-outstanding shares of (a) Series A-1 Preferred Stock, voting as a single class, if such repeal or amendment affects the rights or obligations of the Series A-1 Preferred Stock, (b) Series A-2 Preferred Stock, voting as a single class, if such repeal or amendment affects the rights or obligations of the Series A-2 Preferred Stock or (c) Series B Preferred Stock, voting as a single class, if such repeal or amendment affects the rights or obligations of the Series B Preferred Stock.
[Remainder of page left blank intentionally]

29